Exhibit 99.1
Press Release
Lindeman Elects to Remain as Max & Erma’s President
COLUMBUS, Ohio—(BUSINESS WIRE)—May 30, 2006—Rob Lindeman has made the decision to remain at Max & Erma’s as its company president, CEO and co-founder Todd Barnum announced today.
Max & Erma’s had announced May 10 that Lindeman was leaving the company to assume the post of senior vice president of operations for a local real estate company.
“This was never about any dissatisfaction or lack of confidence in Max & Erma’s,” Lindeman said. I was flattered by the offer and opportunity.
“However, sometimes you need to sit back and ask yourself, ‘What’s really important?’ My heart is at Max & Erma’s. We have a clear vision for the direction of this company. Our future is bright and I need to follow that passion. The board asked me to reconsider. I’m grateful that I was given the opportunity to stay.”
Barnum said, “Rob is an important part of our team and our future, and I am thrilled that he is remaining at Max & Erma’s.
“We’ve been a strong player in this market for more than three decades and I have every confidence that we’ll be an even stronger player in the next three. Rob will be instrumental in leading that effort.”
Headquartered in Columbus, Ohio, Max & Erma’s entered its fourth decade in business in 2003. From a single, neighborhood restaurant that opened in 1972 in the German Village section of Columbus, Max & Erma’s has grown to more than 100 company-owned and franchise casual dining restaurants. Max & Erma’s grew up in the Heartland, but its footprint now extends from the East Coast to Nevada, and Green Bay to Atlanta. The company is traded on the NASDAQ National Market System under the symbol, MAXE.
Contact:
Max & Erma’s
Robin Yocum, 614-219-2157